News For Immediate Release
El Paso Pipeline Partners Reports Second Quarter 2010 Results; Distributable Cash Flow Up More Than 60 Percent
HOUSTON, TEXAS, August 4, 2010—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today second quarter 2010 financial and operational results for the partnership.
Highlights:
•	$0.45 earnings per common unit, versus $0.38 per common unit for second quarter 2009

•	$88.5 million distributable cash flow for the second quarter 2010, compared with $54.8 million for second quarter 2009

•	Raised quarterly cash distributions to $0.40 per common and subordinated unit for the second quarter 2010, a 21 percent increase from the second quarter of 2009

•	Acquired additional interests in Southern Natural Gas Company (SNG), the leading natural gas pipeline in the Southeastern U.S.
“We are pleased with our outstanding results and dynamic growth,“ said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “During the quarter, we completed our fourth acquisition from El Paso Corporation and have now seen our total assets grow more than fourfold since our IPO. We continue to execute on a solid group of organic growth projects and are well positioned for future opportunities.”

A summary of financial results for the quarters and six months ended June 30, 2010 and 2009 are as follows:

	Quarters Ended		Six Months Ended
Financial Results	June 30,		June 30,
($ in millions, except per unit amounts)	2010	2009	2010	2009

Operating revenues	$196.9	$141.0	$385.0	$293.9
Operating expenses
Operation and maintenance	53.6	42.9	101.2	88.1
Depreciation and amortization	24.3	18.2	43.9	36.6
Taxes, other than income	8.8	6.4	15.9	14.0

Operating income	110.2	73.5	224.0	155.2
Earnings from unconsolidated affiliates	16.4	12.3	36.1	25.1
Other income, net	3.6	12.1	18.5	21.8
Interest and debt expense, net	(31.9)	(16.0)	(50.8)	(31.7)
Affiliated interest income, net	0.2	0.5	0.8	1.5

Income before income taxes	98.5	82.4	228.6	171.9
Income tax expense	—	(5.0)	(2.4)	(10.4)
Net income	98.5	77.4	226.2	161.5
Net income attributable to noncontrolling interests	(31.4)	(20.9)	(69.8)	(44.8)

Net income attributable to EPB	$67.1	$56.5	$156.4	$116.7

Net income attributable to EPB per common unit—basic and diluted	$0.45	$0.38	$0.98	$0.78
Net income attributable to EPB per subordinated unit—basic and diluted	$0.42	$0.34	$0.92	$0.74
Financial Results
For the quarter and six months ended June 30, 2010, El Paso Pipeline Partners reported net income attributable to EPB of $67.1 million and $156.4 million, respectively, compared with $56.5 million and $116.7 million, respectively, for the same periods in 2009. Operating income for the quarter and six months ended June 30, 2010 was $110.2 million and $224.0 million, respectively, compared with $73.5 million and $155.2 million, respectively, for the same 2009 periods.
Adjusted earnings before interest, taxes, depreciation, and amortization expense (EBITDA) for the quarter and six months ended June 30, 2010 was $128.4 million and $263.3 million, respectively, compared with $101.3 million and $200.6 million, respectively, for the same periods in 2009.

Distributable cash flow for the second quarter 2010 was $88.5 million, compared with $54.8 million for the second quarter 2009 period. Distribution coverage for second quarter of 2010 was 1.4 times.
The significant increases in financial results for the quarter and six months ended June 30, 2010, were primarily due to the completion of the Piceance Lateral expansion and Totem Storage facility in 2009 and the Elba Island LNG Phase IIIA (Elba IIIA) expansion and Elba Express pipeline in March 2010. Additionally, adjusted EBITDA and distributable cash flow were higher due to the acquisition of additional interests in SNG in June 2010, the acquisition of interests in Southern LNG Company (SLNG) in March 2010, and the acquisition of increased interests in CIG in July 2009.
Equity Investments
In June 2010, El Paso Pipeline Partners completed its acquisition of an additional 20-percent interest in SNG, and currently owns a 45 percent interest in SNG. El Paso Pipeline Partners accounts for its investment in SNG on the equity method and reflected the acquisition of additional interests in SNG prospectively beginning with the date of acquisition.
El Paso Pipeline Partners recognized $16.1 million in equity earnings for the quarter and $35.1 million for the six months ended June 30, 2010 from its ownership interest in SNG, compared with $12.0 million and $24.5 million, respectively, for the same 2009 periods. The partnership’s share of SNG’s distributable cash flow was $24.2 million and $41.3 million for the quarter and six months ended June 30, 2010, respectively, compared with $11.2 million and $23.5 million, respectively, for the same 2009 periods.
The increase in earnings and distributable cash flow from El Paso Pipeline Partners’ equity investment in SNG for both periods is primarily due to increased revenues as a result of SNG’s recent rate case settlement. El Paso Pipeline Partners’ share of SNG cash distributions also increased as a result of the acquisition of the additional 20-percent interest in SNG in June 2010.
Interest and Debt Expense
For the quarter and six months ended June 30, 2010, interest and debt expense was $31.9 million and $50.8 million, respectively, compared with $16.0 million and $31.7 million,

respectively, for the same 2009 periods. The increase is primarily due to interest expense related to the issuance of $425 million of senior unsecured notes in March 2010, a May 2009 $165 million project financing for Elba Express, a $135 million debt issuance by SLNG in February 2009, and increased obligations incurred associated with the construction of the WYCO Totem Storage project, which was completed in June 2009. The additional interest expense was partially offset by a lower average debt balance outstanding under the partnership’s credit facility.
Capital Projects
The Partnership continues to execute on its significant backlog of organic growth projects. During the six months ended June 30, 2010, El Paso Pipeline Partners invested $90 million, primarily for the WIC Expansion, CIG Raton 2010, Elba IIIA, and Elba Express pipeline projects. Maintenance capital expenditures for the six months totaled $8 million.
Detailed financial and operational information for the partnership will be posted at www.eppipelinepartners.com in the Investors section.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast of a review of its second quarter 2010 results, on August 4, 2010, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ website at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the website. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (877) 260-0861 (conference ID # 88706215) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s website in the Investors section. A telephone audio replay will be also available through August 13, 2010 by dialing (800) 642-1687 (conference ID # 88706215). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its June 30, 2010, Form 10-Q, will be available in the Investors section of the partnership’s website at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s Quarterly and Annual Reports on Form 10-Q and Form 10-K are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns approximately a 57 percent limited partner interest, and the 2 percent general partner interest in the partnership. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, L.L.C. an interstate pipeline system serving the Rocky Mountain region, a 58 percent interest in Colorado Interstate Gas Company, which operates in the Rocky Mountain region, a 51 percent interest in Southern LNG Company, L.L.C., which owns the Elba Island LNG storage and regasification terminal near Savannah, Georgia, a 51 percent interest in El Paso Elba Express Company, L.L.C., and a 45 percent interest in Southern Natural Gas Company. Both El Paso Elba Express Company, L.L.C. and Southern Natural Gas Company are interstate pipeline systems serving the southeastern region of the United States.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached, or included in the body of this release. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso Pipeline Partners’ Financial and Operational Reporting Package, which will be posted at www.eppipelinepartners.com in the Investors section.
We use the non-GAAP financial measure Distributable Cash Flow as it provides important information regarding the relationship between our financial operating performance and our cash distribution capability. Additionally, we use Distributable Cash Flow in setting forward expectations and in communications with our board of directors of our general partner. We define Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes a non-cash allowance for equity funds used during construction and other items.
We use earnings before interest and taxes, or EBIT, as a measure to assess the operating results and effectiveness of our business, which consists of consolidated operations as well as investments in unconsolidated affiliates. We believe EBIT is useful to investors as it provides them with the same measure used by El Paso to evaluate our performance and it enables them to evaluate our operating results without regard to our financing methods or capital structure. We define the non-GAAP financial measure EBIT as net income adjusted for interest and debt expense, net of interest income, income taxes, and net income attributable to non-controlling interests.
Adjusted EBITDA is defined as net income adjusted for (i) income taxes (ii) interest and debt expense, net of interest income, (iii) affiliated interest income, net of affiliated interest expense, (iv) depreciation and amortization expense, (v) the partnership’s share of distributions declared by unconsolidated affiliates for the applicable period, (vi) earnings from unconsolidated affiliates, and (vii) distributions declared by majority-owned subsidiaries to El Paso Corporation for the applicable period.
We believe that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare it with the performance of other publicly traded partnerships within the industry. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for net income, earnings per unit, operating income, cash flow from operating activities or other measures of financial performance presented in accordance with GAAP. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that we have available for distributions or that we plan to distribute for a given period, nor equate to available cash as defined in our partnership agreement.

	Quarters Ended		Six Months Ended
Non-GAAP Reconciliation Schedule	June 30,		June 30,
($ millions)	2010	2009	2010	2009

Net income	$98.5	$77.4	$226.2	$161.5
Net income attributable to noncontrolling interest	(31.4)	(20.9)	(69.8)	(44.8)

Net income attributable to EPB	67.1	56.5	156.4	116.7
Add: Income tax expense	—	5.0	2.4	10.4
Add: Interest and debt expense, net	31.9	16.0	50.8	31.7
Less: Affiliated interest income, net	(0.2)	(0.5)	(0.8)	(1.5)

Earnings before interest expense and income taxes (EBIT)	98.8	77.0	208.8	157.3
Add: Depreciation and amortization	24.3	18.2	43.9	36.6
Distributions declared by unconsolidated affiliates	24.6	13.0	42.1	26.3
Net Income attributable to noncontrolling interest	31.4	20.9	69.8	44.8
Less: Earnings from unconsolidated affiliates	(16.4)	(12.3)	(36.1)	(25.1)
Distributions declared by majority-owned subsidiaries to El Paso Corporation[1]	(34.3)	(15.5)	(65.2)	(39.3)

Adjusted EBITDA	128.4	101.3	263.3	200.6
Less: Cash interest expense, net	(31.3)	(20.0)	(53.8)	(37.6)
Maintenance capital expenditures	(3.9)	(5.9)	(7.9)	(10.3)
SLNG pre-acquisition undistributed earnings[2]	—	(7.6)	—	(16.7)
Other, net[3]	(4.7)	(13.0)	(25.4)	(24.1)

Distributable cash flow	$88.5	$54.8	$176.2	$111.9

[1]	In 2Q 2010 and first half 2010, declared distributions include $15.8 million and $39.3 million from CIG, respectively, $12.5 million and $19.9 million, respectively, from SLNG, and $6.0 million from Elba Express for each period. In 2009 declared distributions were made from CIG.

[2]	Represents the undistributed earnings of SLNG as it was a wholly-owned subsidiary of El Paso prior to El Paso Pipeline Partners’ March 2010 acquisition.

[3]	Includes certain non-cash items such as AFUDC equity and other items.

Cautionary Statement Regarding Forward-Looking Statement
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct such projects on- time and on-budget; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with contracting and recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by customers, third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor & Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906